Credit Suisse Small Cap Value Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2004


Portfolio:			Credit Suisse Small Cap Value Fund


Security:			B E Aerospace Inc.


Date Purchased:			10/1/2004


Price Per Share:		$8.73


Shares Purchased
by the Portfolio *:		203,700


Total Principal Purchased
by the Portfolio *:		$1,778,301.00


% of Offering Purchased
by the Portfolio:		1.51%


Broker:				UBS Warburg


Member:				CS First Boston